EXHIBIT 4.4

                          FIDELITY D & D BANCORP, INC.

                            2000 STOCK INCENTIVE PLAN




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                          FIDELITY D & D BANCORP, INC.

                            2000 STOCK INCENTIVE PLAN


1.   Purpose. The purpose of this Stock Incentive Plan (the "Plan") is to
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     advance the development, growth and financial condition of Fidelity D & D
     Bancorp, Inc. (the "Company") and each subsidiary thereof, as defined in
     Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), by providing incentives through participation in the appreciation of the common stock of the Company to secure, retain and motivate personnel who may be responsible for the operation and for management of the affairs of the Company and any subsidiary now or hereafter existing ("Subsidiary").

2.   Term. The Plan shall become effective as of the date it is adopted by the
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     Company's Board  of Directors (the "Board"), and shall be presented for approval at the next meeting of the Company's shareholders. Any and all options and rights awarded under the Plan (the "Awards") before it is approved by the Company's shareholders shall be conditioned upon, and may not be exercised before, receipt of shareholder approval, and shall lapse upon failure to receive such approval. Unless previously terminated by the Board, the Plan shall terminate on, and no options shall be granted after the tenth anniversary of the effective date of the Plan; however, the Plan and all Awards made under the Plan prior to such date shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

3.   Stock. Shares of the Company's common stock, without par value (the
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     "Stock"), that may be issued under the Plan shall not exceed, in the aggregate, 50,000 shares, as may be adjusted pursuant to Section 16 hereof. Shares may be either authorized and unissued shares, or authorized shares, issued by and subsequently reacquired by the Company as treasury stock. Under no circumstances shall any fractional shares be awarded under the Plan. Except as may be otherwise provided in the Plan, any Stock subject to an Award that, for any reason, lapses or terminates prior to exercise, shall again become available for grant under the Plan. While the Plan is in effect, the Company shall reserve and keep available the number of shares of Stock needed to satisfy the requirements of the Plan. The Company shall apply for any requisite governmental authority to issue shares under the Plan. The Company's failure to obtain any such governmental authority, deemed necessary by the Company's legal counsel for the lawful issuance and sale of Stock under the Plan, shall relieve the Company of any duty, or liability for the failure to issue or sell the Stock.

4.   Administration. The ability to control and manage the operation and
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     administration of the Plan shall be vested in the Board or in a committee of three or more non-employee members of the Board, selected by the Board (the "Committee"). The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make any and all determinations that may be necessary or advisable for the administration of the Plan. Any interpretation of the Plan by the Committee and any decision made by the Committee under the Plan is final and binding.



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          The Committee shall be responsible and shall have full, absolute and final power of authority to determine what, to whom, when and under what facts and circumstances Awards shall be made, and the form, number, terms, conditions and duration thereof, including but not limited to when exercisable, the number of shares of Stock subject thereto, and the stock option exercise prices. The Committee shall make all other determinations and decisions, take all actions and do all things necessary or appropriate in and for the administration of the Plan. No member of the Committee or of the Board shall be liable for any decision, determination or action made or taken in good faith by such person under or with respect to the Plan or its administration.

5.   Awards. Awards may be made under the Plan in the form of: (a) "Qualified
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     Options" to purchase Stock, which are intended to qualify for certain tax treatment as incentive stock options under Sections 421 and 422 of the Code, or (b) "Non-Qualified Options" to purchase Stock, which are not intended to qualify under Sections 421 through 424 of the Code. More than one Award may be granted to an eligible person, and the grant of any Award shall not prohibit the grant of any other Award, either to the same person or otherwise, or impose any obligation to exercise on the participant. All Awards and the terms and conditions thereof shall be set forth in written agreements, in such form and content as approved by the Committee from time to time, and shall be subject to the provisions of the Plan whether or not contained in such agreements. Multiple Awards for a particular person may be set forth in a single written agreement or in multiple agreements, as determined by the Committee, but in all cases each agreement for one or more Awards shall identify each of the Awards thereby represented as a Qualified Option or Non-Qualified Option, as the case may be.

          Unless otherwise stated, in the event that an award of Qualified Option, or any part thereof, for any reason fails to qualify under Sections 421 and 422 of the Code, then that award or part thereof shall be deemed a grant of a Non-Qualified Option.

6.   Eligibility. Persons eligible to receive Awards shall be those key officers
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     and other employees of the Company and each Subsidiary, as determined by the Committee. A person's eligibility to receive an Award shall not confer upon him or her any right to receive an Award. Except as otherwise provided, a person's eligibility to receive, or actual receipt of an Award under the Plan shall not limit or affect his or her benefits under or eligibility to participate in any other incentive or benefit plan or program of the Company or of its affiliates.

7.   Qualified Options. In addition to other applicable provisions of the Plan,
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     all Qualified Options and Awards thereof shall be under and subject to the following terms and conditions:

     (a) No Qualified Option shall be awarded more than ten (10) years after the date the Plan is adopted by the Board or the date the Plan is approved by the Company's shareholders, whichever is earlier;

     (b) The time period during which any Qualified Option is exercisable, as determined by the Committee, shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date the Qualified Option is awarded;


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     (c)  If a participant, who was awarded a Qualified Option, ceases to be employed by the Company or any Subsidiary for any reason other than his or her death, the Committee may permit the participant thereafter to exercise the option during its remaining term for a period of not more than three (3) months after cessation of employment to the extent that the Qualified Option was then and remains exercisable, unless such employment cessation was due to the participant's disability, as defined in Section 22(e)(3) of the Code, in which case the three (3) month period shall be twelve (12) months; if the participant dies while employed by the Company or a Subsidiary, the Committee may permit the participant's qualified personal representatives, or any persons who acquire the Qualified Option pursuant to his or her Will or laws of descent and distribution, to exercise the Qualified Option during its remaining term for a period of not more than twelve (12) months after the participant's death to the extent that the Qualified Option was then and remains exercisable; the Committee may impose terms and conditions upon and for the exercise of a Qualified Option after the cessation of the participant's employment or his or her death;

     (d) The purchase price of Stock subject to any Qualified Option shall not be less than the Stock's Fair Market Value (pursuant to Section 11 hereof) at the time the Qualified Option is awarded or less than the Stock's par value; and

     (e) Qualified Options may not be sold, transferred or assigned by the participant except by will or the laws of descent and distribution.

8.   Non-Qualified Options. In addition to other applicable provisions of the
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     Plan, all Non-Qualified Options and Awards thereof shall be under and subject to the following terms and conditions:

     (a) The time period during which any Non-Qualified Option is exercisable shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date the Non-Qualified Option is awarded;

     (b) If a participant, who was awarded a Non-Qualified Option, ceases to be eligible under the Plan, before lapse or full exercise of the option, the Committee may permit the participant to exercise the option during its remaining term, to the extent that the option was then and remains exercisable, or for such time period and under such terms and conditions as may be prescribed by the Committee;

     (c) The purchase price of a share of Stock subject to any Non-Qualified Option shall not be less than the Stock's par value; and

     (d) Except as otherwise provided by the Committee, Non-Qualified Stock Options granted under the Plan are not transferable except as designated by the participant by Will and the laws of descent and distribution.

9.   Exercise. Except as otherwise provided in the Plan, Awards may be exercised
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     in whole or in part by giving written notice thereof to the
     Secretary of the Company, or his or her designee,


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     identifying the Award to be exercised, the number of shares of Stock with respect thereto, and other information pertinent to exercise of the Award. The purchase price of the shares of Stock with respect to which an Award is exercised shall be paid with the written notice of exercise, either in cash or in securities of the Company, including securities issuable hereunder, at its then current Fair Market Value (pursuant to Section 11 hereof), or it any combination thereof, as the Committee shall determine. Funds received by the Company from the exercise of any Award shall be used for its general corporate purposes.

          The Committee may permit an acceleration of previously established exercise terms of any Awards as, when, under such facts and circumstances, and subject to such other or further requirements and conditions as the Committee may deem necessary or appropriate. In addition:

     (a) if the Company or its shareholders execute an agreement to dispose of all or substantially all of the Company's assets or stock by means of sale, merger, consolidation, reorganization, liquidation or otherwise, as a result of which the Company's shareholders, immediately before the transaction, will not own at least fifty percent (50%) of the total combined voting power of all classes of voting stock of the surviving entity (be it the Company or otherwise) immediately after the consummation of the transaction, then any and all outstanding Awards shall immediately become and remain exercisable or, if the transaction is not consummated, until the agreement relating to the transaction expires or is terminated, in which case, all Awards shall be treated as if the agreement was never executed;

     (b) if there is an actual, attempted or threatened change in the ownership of at least twenty-five percent (25%) of all classes of voting stock of the Company through the acquisition of, or an offer to acquire such percentage of the Company's voting stock by any person or entity, or persons or entities acting in concert or as a group, and the acquisition or offer has not been duly approved by the Board; or

     (c) if during any period of two (2) consecutive years, the individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, (unless the election of each director of the Board, who was not a director of the Board at the beginning of such period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) thereupon any and all Awards immediately shall become and remain exercisable.


10.  Withholding. When a participant exercises a stock option awarded under the
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     Plan, the Company, in its discretion and as required by law, may require the participant to remit to the Company an amount sufficient to satisfy fully any federal, state and other jurisdictions' income and other tax withholding requirements prior to the delivery of any certificates for shares of Stock, at the Committee's discretion remittance may be made in cash, shares already held by the participant or by the withholding by the Company of sufficient shares issuable pursuant to the option to satisfy the participant's withholding obligation.


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11.  Value. Where used in the Plan, the "Fair Market Value" of Stock or any
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     options or rights with respect thereto, including Awards, shall mean and be determined by (a) the average of the highest and lowest reported sales prices thereof on the principal established domestic securities exchange on which listed, and if not listed, then (b) the average of the dealer "bid" and "ask" prices thereof on the New York over-the-counter market, as reported by the National Association of Securities Dealers, Inc., in either case as of the specified or otherwise required or relevant time, or if not traded as of such specified, required or relevant time, then based upon such reported sales or "bid" and "ask" prices before and/or after such time in accordance with pertinent provisions of and principles under the Code and the regulations promulgated thereunder.

12.  Assumption of Obligations under The Fidelity Deposit and Discount Bank 1998
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     Stock Incentive Plan. The Plan shall replace The Fidelity Deposit and
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     Discount Bank 1998 Stock Incentive Plan, as assumed by the Company pursuant to the Plan of Reorganization dated December 21, 1999, by and among the Company, the Fidelity Deposit and Discount Bank and The Fidelity Deposit and Discount Interim Bank, and the related Plan of Merger, dated December 21, 1999, by and between The Fidelity Deposit and Discount Bank and The Fidelity Deposit and Discount Interim Bank. No further awards shall be made under or pursuant to the 1998 Stock Incentive Plan upon the effective date of the Plan. To the extent any stock options under the 1998 Stock Incentive Plan remain unexercised, the Company has assumed all obligations of The Fidelity Deposit and Discount Bank under such outstanding options, pursuant to the aforesaid Plan of Reorganization and Plan of Merger and subject to adjustment for the exchange ratio of the Company's common stock for the Bank's common stock stated therein. Upon the receipt of shareholder approval for the Plan, each holder of an outstanding option under the 1998 Stock Incentive Plan shall be entitled to receive, in cancellation of, and in substitution for, such option, a new option under the Plan to acquire shares of common stock of the Company, with the number of shares and the exercise price adjusted by the exchange ratio of the Company's common stock for the Bank's common stock stated in the Plan of Reorganization and Plan of Merger. Otherwise, such outstanding stock options under the prior 1998 Stock Incentive Plan shall remain in effect until they have been exercised, satisfied, cancelled or terminated in accordance with their terms and the aforesaid Plan of Reorganization and Plan of Merger.

13.  Amendment. To the extent permitted by applicable law, the Board may amend,
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     suspend, or terminate the Plan at any time. The amendment or termination of this Plan shall not, without the consent of the participants, alter or impair any rights or obligations under any Award previously granted hereunder.


          From time to time, the Committee may rescind, revise and add to any of the terms, conditions and provisions of the Plan or of an Award as necessary or appropriate to have the Plan and any Awards thereunder be or remain qualified and in compliance with all applicable laws, rules and regulations, and the Committee may delete, omit or waive any of the terms conditions or provisions that are no longer required by reason of changes of applicable laws, rules or regulations, but not limited to, the provisions of Sections 421 and 422 of the Code, Section 16 of the Securities Exchange Act of 1934, as amended, (the "1934 Act") and the


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     rules and regulations promulgated by the Securities and Exchange
     Commission. Without limiting the generality of the preceding sentence, each Qualified Option shall be subject to such other and additional terms, conditions and provisions as the Committee may deem necessary or appropriate in order to qualify as a Qualified Option under Section 422 of the Code, including, but not limited to, the following provisions:

     (a) At the time a Qualified Option is awarded, the aggregate Fair Market Value of the Stock subject thereto and of any Stock or other capital stock with respect to which incentive stock options qualifying under Sections 421 and 422 of the Code are exercisable for the first time by the participant during any calendar year under the Plan and any other plans of the Company or its affiliates, shall not exceed $100,000.00; and

     (b) No Qualified Option, shall be awarded to any person if, at the time of the Award, the person owns shares of the stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its affiliates, unless, at the time the Qualified Option is awarded, the exercise price of the Qualified Option is at least one hundred and ten percent (110%) of the Fair Market Value of the Stock on the date of grant and the option, by its terms, is not exercisable after the expiration of five (5) years from the date it is awarded.

14.  Continued Employment. Nothing in the Plan or any Award shall confer upon
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     any participant or other persons any right to continue in the employ of, or maintain any particular relationship with, the Company or its affiliates, or limit or affect any rights, powers or privileges that the Company or its affiliates may have to supervise, discipline and terminate the participant. However, the Committee may require, as a condition of making and/or exercising any Award, that a participant agree to, and in fact provide services, either as an employee or in another capacity, to or for the Company or any Subsidiary for such time period as the Committee may prescribe. The immediately preceding sentence shall not apply to any Qualified Option, to the extent such application would result in disqualification of the option under Sections 421 and 422 of the Code.

15.  General Restrictions. If the Committee or Board determines that it is
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     necessary or desirable to: (a) list, register or qualify the Stock subject to the Award, or the Award itself, upon any securities exchange or under any federal or state securities or other laws, (b) obtain the approval of any governmental authority, or (c) enter into an agreement with the participant with respect to disposition of any Stock (including, without limitation, an agreement that, at the time of the participant's exercise of the Award, any Stock thereby acquired is and will be acquired solely for investment purposes and without any intention to sell or distribute the Stock), then such Award shall not be consummated in whole or in part unless the listing, registration, qualification, approval or agreement, as the case may be, shall have been appropriately effected or obtained to the satisfaction of the Committee and legal counsel for the Company.

16.  Rights. Except as otherwise provided in the Plan, participants shall have
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     no rights as a holder of the Stock unless and until one or more certificates for the shares of Stock are issued and delivered to the participant.


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17.  Adjustments. In the event that the shares of common stock of the Company,
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     as presently constituted, shall be changed into or exchanged for a different number or kind of shares of common stock or other securities of the Company or of other securities of the Company or of another corporation or entity (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of common stock shall be increased through the payment of a stock dividend, stock split or similar transaction, then, there shall be substituted for or added to each share of common stock of the Company that was theretofore appropriated, or which thereafter may become subject to an option under the Plan, the number and kind of shares of common stock or other securities into which each outstanding share of the common stock of the Company shall be so changed or for which each such share shall be exchanged or to which each such shares shall be entitled, as the case may be. Each outstanding Award shall be appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

          If there shall be any other change in the number or kind of the outstanding shares of the common stock of the Company, or of any common stock or other securities in which such common stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Award that was theretofore granted or that may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

          The grant of an Award under the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

          Fractional shares resulting from any adjustment in Awards pursuant to this Section 16 may be settled as a majority of the disinterested members of the Board of Directors or of the Committee, as the case may be, shall determine.

          To the extent that the foregoing adjustments relate to common stock or securities of the Company, such adjustments shall be made by a majority of the members of the Board, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the Company to each holder of an Award that is so adjusted.

18.  Forfeiture. Notwithstanding anything to the contrary in this Plan, if the
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     Committee finds, after full consideration of the facts presented on behalf of the Company and the involved participant, that he or she has been engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of his or her employment by the Company or by any Subsidiary and such action has damaged the Company or the Subsidiary, as the case may be, or that the participant has disclosed trade secrets of the Company or its affiliates, the participant shall forfeit all rights under and to all unexercised Awards, and under and to all exercised Awards under which the Company has not yet delivered payment or certificates for shares of Stock (as the case may be), all of which Awards and rights shall be automatically canceled.

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     The decision of the Committee as to the cause of the participant's discharge from employment with the Company or any Subsidiary and the damage thereby suffered shall be final for purposes of the Plan, but shall not affect the finality of the participant's discharge by the Company or Subsidiary for any other purposes. The preceding provisions of this paragraph shall not apply to any Qualified Option to the extent such application would result in disqualification of the option as an incentive stock option under Sections 421 and 422 of the Code.

19.  Indemnification. In and with respect to the administration of the Plan, the
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     Company shall indemnify each member of the Committee and/or of the Board, each of whom shall be entitled, without further action on his or her part, to indemnification from the Company for all damages, losses, judgments, settlement amounts, punitive damages, excise taxes, fines, penalties, costs and expenses (including without limitation attorneys' fees and disbursements) incurred by the member in connection with any threatened, pending or completed action, suit or other proceedings of any nature, whether civil, administrative, investigative or criminal, whether formal or informal, and whether by or in the right or name of the Company, any class of its security holders, or otherwise, in which the member may be or may have been involved, as a party or otherwise, by reason of his or her being or having been a member of the Committee and/or of the Board, whether or not he or she continues to be a member of the Committee or of the Board. The provisions, protection and benefits of this Section 18 shall apply and exist to the fullest extent permitted by applicable law to and for the benefit of all present and future members of the Committee and/or of the Board and their respective heirs, personal and legal representatives, successors and assigns, in addition to all other rights that they may have as a matter of law, by contract, or otherwise, except (a) to the extent there is entitlement to insurance proceeds under insurance coverages provided by the Company on account of the same matter or proceeding for which indemnification hereunder is claimed, or (b) to the extent there is entitlement to indemnification from the Company, other than under this
     Section 18, on account of the same matter or proceeding for which indemnification hereunder is claimed.

20.  Miscellaneous. (a) Any reference contained in this Plan to particular
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     section or provision of law, rule or regulation, including but not limited to the Code and the 1934 Act, shall include any subsequently enacted or promulgated section or provision of law, rule or regulation, as the case may be. With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Section 16 and the rules and regulations promulgated thereunder, or any successor rules and regulations that may be promulgated by the Securities and Exchange Commission, and to the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by applicable law and deemed advisable by the Committee.

     (b) Where used in this Plan: the plural shall include the singular, and unless the context otherwise clearly requires, the singular shall include the plural; and the term "affiliates" shall mean each and every Subsidiary and any parent of the Company.

     (c) The captions of the numbered Sections contained in this Plan are for convenience only, and shall not limit or affect the meaning, interpretation or construction of any of the provisions of the Plan.

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